Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS FIRST QUARTER RESULTS AND

REAFFIRMS FISCAL YEAR GOALS

SPARKS, MD, MARCH 22 - - - McCormick & Company, Incorporated (NYSE:MKC), today reported sales and earnings per share for the first quarter ended February 28, 2005.

Sales for the quarter rose 5% to $604 million compared to the first quarter of 2004.  Higher volume, pricing and product mix contributed 3% of the increase, of which 2% was due to the acquisition of Silvo.  Favorable foreign exchange rates added 2%.

Earnings per share for the first quarter were 26¢, compared to earnings per share of 27¢ reported in the first quarter of 2004.  Despite higher sales, a strong performance by the Company’s joint venture in Mexico, and lower shares outstanding, earnings declined as a result of a lower gross profit margin, higher interest rates and a higher tax rate.  In addition, special charges in 2005 reduced earnings per share by 1¢.

Gross profit margin for the first quarter of 2005 was significantly impacted by vanilla.  The Company purchased a strategic supply of vanilla beans in 2003 to ensure an ongoing supply of quality product for customers and manage the cost of this raw material.  However, a larger than expected crop has caused vanilla bean costs to drop rapidly and as projected, the Company is experiencing significant margin pressure, particularly in the industrial business.  This situation is expected to have a significant impact through the first half of 2005.  The performance of the industrial business in Europe also had a negative impact on first quarter gross profit margin.

During the quarter, the Company funded a $22 million pension plan contribution, $45 million of share repurchases and $22 million of dividends.  Dividend payments increased 13% compared to the first quarter of 2004.  The $45 million spent for share repurchase compares to $13 million of repurchases in the prior year.

Chairman’s Comments

Robert J. Lawless, Chairman, President & CEO, commented, “While sales and profits did not meet our expectations for the first quarter, we reaffirm our growth targets for 2005.

“Sales were positively impacted by the acquisition of Silvo, favorable foreign exchange rates, new product launches and effective marketing programs.  These sales gains were offset in part by a reduction in inventory levels by certain retail customers as well as the continuation of difficult market conditions in our European consumer business.  Margins were down in the quarter, and we are working through the situation with vanilla and lower profits from our industrial business in Europe.  Despite our first quarter results, our growth targets for the year remain unchanged.  We expect to increase sales 4-7% and achieve earnings per share of $1.70-$1.74.  We expect to achieve cost savings of $25 million in 2005, and our gross profit margin improvement will be back on track in the second half. For the second quarter, earnings per share are projected to be approximately 30¢.

“We are building upon the strength of our leading consumer brands, introducing consumer-preferred new products and pursuing meaningful acquisitions.  As our industrial business comes through this difficult period later in 2005, the impact of supply chain initiatives will lead to improved margins and further increases in cash flow.  We are confident that we will realize our goals for 2005 and are committed to delivering increased value to McCormick shareholders.”

Business Segment Results

Consumer Business
(in thousands)	Three Months Ended
	2/28/05	2/29/04
Net sales	$322,054	$299,054
Operating income	54,191	48,998

                For the first quarter, sales for McCormick’s consumer business rose 8% when compared to 2004.  Higher volume, price and product mix added 5% to sales with 4% of the increase due to the acquisition of Silvo.  Favorable foreign exchange added another 3%.  In the Americas, sales increased 4% primarily due to favorable price and product mix.  A reduction in inventory by retail trade customers adversely affected sales volumes during the quarter in this region.  Consumer sales in Europe increased 16% for the quarter, with 12% due to the acquisition of Silvo in November 2004 and 7% due to favorable foreign exchange.  The remaining decrease in this region was due to difficult market conditions, particularly in France, which more than offset progress made with new products and marketing programs.  In the Asia/Pacific region, consumer sales decreased 4%, despite favorable foreign exchange rates that added 2%.  In both Australia and China, sales were affected by trade retailers’ inventory reductions during the quarter.

Operating income for the consumer business increased 11%, due primarily to higher sales.  This follows an increase in operating income of 23% during the first quarter of 2004.

Industrial Business
(in thousands)	Three Months Ended
	2/28/05	2/29/04
Net sales	$281,569	$273,308
Operating income	16,165	25,358

For the first quarter of 2005, sales for McCormick’s industrial business increased 3% when compared to 2004. Favorable foreign exchange added 2% and higher volumes, price and product mix added 1%.  In the Americas, industrial sales rose 2%, with 1% added by favorable foreign exchange rates.  During the first quarter, higher sales of snack seasonings and sales to restaurants and food service distributors were offset mainly by lower vanilla prices.  Industrial sales in Europe increased 4% for the quarter, with foreign exchange contributing 6%. Steps to eliminate certain lower margin products began in 2004 and will continue to have an impact on sales in 2005. In the Asia/Pacific region, industrial sales rose 9% led by higher sales to quick service restaurants as well as other food processors.  In this region, 2% was added by favorable foreign exchange during the quarter.

Industrial business operating income was $16 million, a significant decrease compared to the prior year primarily due to lower vanilla pricing in the Americas and decreased income in Europe.  The situation with lower vanilla prices and high cost vanilla beans is expected to have a significant impact through the second quarter of 2005.  Operating income from the industrial business in Europe was adversely impacted by the mix of customer purchases and products sold during the quarter.

Live Webcast

As previously announced, McCormick will hold a conference call with the analysts today at 10:00 a.m. ET.  The conference call will be web cast live via the McCormick corporate web site http://www.mccormick.com.  Click on “Investors,” and follow directions to listen to the call.  At this same location, a replay of the call will be available following the live call.  Past press releases and additional information can be found at the Company’s website.

Forward-looking Statement

                Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources, global economic conditions, including interest and currency rate fluctuations, and inflation rates.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

                McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry — to foodservice and food processing businesses as well as to retail outlets.

# # #

For information contact:

Corporate Communications:  Mac Barrett (410-771-7310 or mac_barrett@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

3/2005

Consolidated Income Statement

(In thousands except per-share date)

	Three Months Ended
	2/28/2005	2/29/2004
Net sales	$603,623	$572,362
Cost of goods sold	375,455	350,676
Gross profit	228,168	221,686
Gross profit margin	37.8%	38.7%
Selling, general & administrative expense	168,910	160,233
Special charges	1,300	69
Operating income	57,958	61,384
Interest expense	11,084	9,572
Other (income)/expense, net	(54)	(148)
Income from consolidated operations before income taxes	46,928	51,960
Income taxes	15,017	16,056
Net income from consolidated operations	31,911	35,904
Income from unconsolidated operations	5,456	3,261
Minority interest	(1,332)	(1,059)
Net income	$36,035	$38,106

Earnings per share - basic	$0.27	$0.28
Earnings per share - diluted	$0.26	$0.27

Average shares outstanding - basic	135,649	137,357
Average shares outstanding - diluted	140,457	141,817

Consolidated Balance Sheet

(In thousands)

	2/28/2005	2/29/2004
Assets
Current assets
Cash and cash equivalents	$24,394	$17,735
Receivables, net	362,790	321,968
Inventories	351,821	365,951
Prepaid expenses and other current assets	36,479	30,093
Total current assets	775,484	735,747
Property, plant and equipment, net	482,963	464,592
Goodwill and intangible assets, net	828,608	741,005
Prepaid allowances	52,708	86,404
Investments and other assets	136,912	132,851
Total assets	$2,276,675	$2,160,599

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$367,385	$179,686
Trade accounts payable	179,970	153,577
Other accrued liabilities	303,319	295,869
Total current liabilities	850,674	629,132
Long-term debt	295,524	450,024
Other long-term liabilities	193,724	219,839
Total liabilities	1,339,922	1,298,995
Minority interest	32,206	23,323
Shareholders’ equity
Common stock	356,371	278,360
Retained earnings	425,826	495,827
Accumulated other comprehensive income	122,350	64,094
Total shareholders’ equity	904,547	838,281
Total liabilities and shareholders’ equity	$2,276,675	$2,160,599

Consolidated Statement of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended
	2/28/2005	2/29/2004
Cash flows from operating activities
Net income	$36,035	$38,106
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	17,641	16,238
Income from unconsolidated operations	(5,456)	(3,261)
Changes in operating assets and liabilities	(55,650)	(43,396)
Dividends from unconsolidated affiliates	4,500	—
Net cash flow from operating activities	(2,930)	7,687

Cash flows from investing activities
Capital expenditures	(13,982)	(12,948)
Proceeds from sale of property, plant and equipment	24	875
Net cash flow from investing activities	(13,958)	(12,073)

Cash flows from financing activities
Short-term borrowings, net	25,439	7,911
Long-term debt borrowings	5	130
Long-term debt repayments	(126)	(130)
Proceeds from exercised stock options	13,648	10,091
Common stock acquired by purchase	(45,241)	(12,760)
Dividends paid	(21,714)	(19,236)
Net cash flow from financing activities	(27,989)	(13,994)

Effect of exchange rate changes on cash and cash equivalents	(1,064)	10,974
Decrease in cash and cash equivalents	(45,941)	(7,406)
Cash and cash equivalents at beginning of period	70,335	25,141

Cash and cash equivalents at end of period	$24,394	$17,735